Genuardi’s Family
Markets, L.P. Retirement
Savings Plan (formally
Genuardi’s Family Markets,
Inc. Retirement Savings
Plan)

Financial Statements for the Years Ended
December 31, 2001 and 2000, Supplemental
Schedule as of December 31, 2001 and
Independent Auditors’ Report

GENUARDI’S FAMILY MARKETS, L.P.
RETIREMENT SAVINGS PLAN (FORMALLY GENUARDI’S FAMILY
MARKETS, INC. RETIREMENT SAVINGS PLAN)

TABLE OF CONTENTS

Page

INDEPENDENT AUDITORS’ REPORT	1

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2001 AND 2000 AND FOR THE YEARS THEN ENDED:

Statements of Net Assets Available for Benefits as of December 31, 2001 and 2000	2

Statements of Changes in Net Assets Available for Benefits for the Years Ended December 31, 2001 and 2000	3

Notes to Financial Statements	4-7

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2001:

Schedule H, Item 4i — Schedule of Assets Held for Investment Purposes as of December 31, 2001	8

(DELOITTE & TOUCHE LETTERHEAD)

INDEPENDENT AUDITORS’ REPORT

To the Trustees and Participants of
    Genuardi’s Family Markets, L.P.
    Retirement Savings Plan:

We have audited the accompanying statement of net assets available for benefits of Genuardi’s Family Markets, L.P. Retirement Savings Plan (formally Genuardi’s Family Markets, Inc. Retirement Savings Plan) (the “Plan”) as of December 31, 2001, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Plan as of and for the year ended December 31, 2000 were audited by other auditors whose report, dated September 28, 2001, expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such 2001 financial statements present fairly, in all material respects, the net assets available for benefits of the Plan at December 31, 2001, and the changes in net assets available for benefits for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic 2001 financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of December 31, 2001 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule is the responsibility of the Plan’s management. Such supplemental schedule has been subjected to the auditing procedures applied in our audit of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania
July 11, 2002

GENUARDI’S FAMILY MARKETS, L.P.
RETIREMENT SAVINGS PLAN (FORMALLY GENUARDI’S FAMILY
MARKETS, INC. RETIREMENT SAVINGS PLAN)

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2001 AND 2000

	2001	2000

ASSETS:
Non-interest bearing cash	$3,000
Investments	32,542,040	$34,611,295
Receivables:
Employer contributions	1,194,981	1,218,745
Participant contributions	78,983	83,126

Total receivables	1,273,964	1,301,871

Total assets	33,819,004	35,913,166
LIABILITIES:
Accrued expenses	—	8,100

NET ASSETS AVAILABLE FOR BENEFITS	$33,819,004	$35,905,066

See notes to financial statements.

GENUARDI’S FAMILY MARKETS, L.P.
RETIREMENT SAVINGS PLAN (FORMALLY GENUARDI’S FAMILY
MARKETS, INC. RETIREMENT SAVINGS PLAN)

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED DECEMBER 31, 2001 AND 2000

	2001	2000

ADDITIONS:
Investment income:
Dividends	$823,795	$3,328,943
Interest	115,455	86,850

	939,250	3,415,793

Contributions:
Participant	4,519,175	4,279,671
Employer	1,194,981	1,218,745
Rollovers	53,619	547,393
Forfeitures		23,281

	5,767,775	6,069,090

Other:
Plan merger	—	2,501,566

Total additions	6,707,025	11,986,449

DEDUCTIONS:
Net depreciation in fair market value of investments	4,692,506	4,087,505
Benefits paid to participants	3,951,222	1,411,889
Administrative expenses	149,359	150,735

Total deductions	8,793,087	5,650,129

NET (DECREASE) INCREASE	(2,086,062)	6,336,320
ASSETS AVAILABLE FOR BENEFITS, BEGINNING OF YEAR	35,905,066	29,568,746

ASSETS AVAILABLE FOR BENEFITS, END OF YEAR	$33,819,004	$35,905,066

See notes to financial statements.

GENUARDI’S FAMILY MARKETS, L.P.
RETIREMENT SAVINGS PLAN (FORMALLY GENUARDI’S FAMILY
MARKETS, INC. RETIREMENT SAVINGS PLAN)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2001 AND 2000

1.	DESCRIPTION OF THE PLAN

The following brief description of the Genuardi’s Family Markets, L.P. Retirement Savings Plan (formally Genuardi’s Family Markets, Inc. Retirement Savings Plan) (the “Plan”) is provided for general information purposes only. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). Participants should refer to the Plan document for more complete information.

General - The Plan is a defined contribution plan covering all employees of Genuardi’s Family Markets, L.P. (“Genuardi’s”) who have attained age 21.

The Plan was originally established May 1, 1994 as the Genuardi’s Super Markets, Inc. Retirement Savings Plan for the benefit of eligible employees of Genuardi’s Super Markets, Inc. Genuardi’s Super Markets, Inc. was merged into Genuardi’s Family Markets, Inc., which assumed sponsorship of the Plan. The Plan was subsequently amended in certain respects.

On January 1, 1998, the Plan was amended to state that each employee who was employed by Zagara’s of New Jersey, Inc. as of December 31, 1997 shall become a participant in the Plan on the date on which the employee meets the eligibility requirements set forth in the Plan document. For purposes of this requirement, the definition of hours of service shall include service with Zagara’s of New Jersey, Inc.

Effective April 3, 2000, the Zagara’s Savings and Retirement Plan merged with and into the Plan. As a result of this transaction, $2,501,566 of net assets available for benefits were transferred into the Plan.

On February 2, 2001, Genuardi’s Family Markets, L.P (formerly named GFM Acquisition, L.P.), an affiliate of Safeway, acquired certain assets of Genuardi’s Family Markets, Inc. and assumed sponsorship of the Plan. The Plan was subsequently renamed the Genuardi’s Family Markets, L.P. Retirement Savings Plan.

Contributions - Each year, participants may contribute 1 to 15 percent, in whole percentages, of pretax annual compensation as defined in the Plan. Participants may also roll-over amounts into the Plan that represent distributions from other qualified defined benefit or defined contribution plans. Participants direct the investment of their contributions into various investment options offered by the Plan. The Plan currently offers seven mutual funds, an investment contract fund ( a common trust fund), and Safeway Inc. stock as investment options for participants. Contributions are subject to certain limitations defined in the Plan and in the Internal Revenue Code of 1986.

Genuardi’s, at the discretion of the Board of Directors, may make employer matching contributions equal to a certain percentage of participant contributions as determined by the Board of Directors. In order to receive the matching contribution, a participant must be employed by Genuardi’s on the last day of the Plan year (December 31) or whose employment terminated during the Plan year due to disability, retirement, or death, and have completed 1,000 hours of service during the Plan year. The matching contribution was 50% of the first 4% of base compensation that a participant contributes to the Plan for 2001 and 2000, respectively.

Additionally, Genuardi’s may make employer discretionary contributions which are allocated as of December 31 based on the ratio of an individual participant’s compensation to total participant compensation. There were no discretionary contributions in 2001 or 2000.

Participant Accounts - Each participant’s account is credited with the participant’s contribution and allocations of (a) the Company’s contribution and (b) Plan earnings and charged with an allocation of administrative expenses. Allocations are based on participant earnings on account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

Payment of Benefits - Upon attaining normal retirement age, upon death or becoming disabled, or in the event of termination of employment of termination of the Plan for any reason, participants shall be eligible to receive a distribution of all amounts credited to their accounts (except for the nonvested portion for those employees with less than five years of service). In general, participant account distributions shall be in the form of lump sum cash payments. If a participant terminates his/her employment, and the value of his/her account is less than $5,000, than that amount will be distributed to the participant as soon as practicable.

Hardship Distribution - At any time prior to retirement or other separation from service, it may be possible for a participant, in the event of a financial hardship, to receive a “hardship distribution” provided that the participant has borrowed the maximum amount permitted under the Plan in terms of loans. The Plan will allow a hardship distribution only to enable a participant to meet immediate and material financial needs resulting from the hardship as defined in the Plan document which needs cannot readily be met from a participant’s other financial resources. The Plan will only authorize a distribution of the amount actually needed to meet the financial hardship. No more than one hardship distribution may be received during a 12-month period following the receipt of a hardship distribution by a participant.

Loans - The Plan allows participants to obtain a loan at a minimum amount of $1,000. In addition to other loan requirements, the unpaid balance of a loan from the Plan to a participant shall not exceed the lesser of 50% of the vested portion of his/her account or $50,000. General purpose loans have terms of up to five years. Home purchase loans have terms of up to fifteen years.

Fifty percent of the balance of the account of a participant will be used as collateral for all loans to the participant. Loans bear interest at amounts determined by Genuardi’s based on the prime rate plus 1%. Loans are repayable by means of payroll deductions. A participant may not have more than one loan outstanding at any time or be granted more than one loan in a Plan year.

Vesting and Forfeitures - Participants have a fully vested interest in their payroll deduction and rollover contributions, adjusted for any gains or losses. Participants become 20% vested in employer contributions for each of their first 5 years of service, thereby becoming fully vested after 5 years of service. Notwithstanding this, a participant shall become 100% vested, without regard to years of service, upon termination due to retirement (at the normal age as defined by the Plan), disability (as defined by the Plan) or death. Forfeitures resulting from the termination of participants with less than fully vested rights under the Plan will be used to reduce employer contributions. Effective with the acquisition noted above, all participant account balances become fully vested on February 2, 2001.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting - The financial statements of the Plan are prepared under the accrual basis of accounting.

Investment Valuation and Income Recognition - The Plan consists of separate investment funds with different investment objectives. The degree and concentration of credit risk varies by fund depending upon the type and diversity of the investment.

Shares of mutual funds are valued at the respective Fund’s net asset value as publicly reported by their respective investment departments at year-end. Units of the common collective trust fund are valued at the net assets value of shares held by the Plan at year-end. Participant notes receivable are valued at cost which approximates fair value.

Investment income is recorded as earned. The Plan presents in the statement of changes in net assets the net appreciation (depreciation) in the fair value of its investments which consist of both the realized gains or losses and the unrealized appreciation (depreciation) on those investments. Purchases and sales of investments are recorded on a trade-date basis.

Payment of Benefits - Benefits are recorded when paid.

Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

Risks and Uncertainties - The Plan provides for various investment options. These investments are exposed to various risks, such as interest rate, market and credit. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in the risks in the near term would materially affect the amounts reported in the statements of net assets available for plan benefits and the statements of changes in net assets available for benefits.

3.	INVESTMENTS

The following presents investments that represent 5 percent or more of the Plan’s net assets:

	December 31,

	2001	2000

Vanguard 500 Index Fund	$8,498,849	$9,383,511
Vanguard Windsor II Fund	7,586,286	7,716,563
Vanguard Wellington Fund	7,400,970	6,724,679
BlackRock Small Cap Growth Equity Portfolio	3,831,174	5,921,209
PNC Investment Contract Fund	2,435,576

During 2001 and 2000, the Plan’s investments in mutual funds (including gains and losses on investments bought and sold, as well as held during the year) depreciated by $4,804,560 and $4,186,091, respectively. In 2001, the Plan’s investment in a common trust fund appreciated by $112,054 and $98,586 in 2001 and 2000, respectively.

4.	RELATED PARTY TRANSACTIONS

Certain plan investments are shares of mutual funds managed by PNC Advisors. PNC Advisors is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Fees paid by the Plan for custodial, recordkeeping and investment management services of PNC Advisors amounted to $149,359 and $145,999 for the years ended December 31, 2001 and 2000, respectively. As of December 2, 2000, Genuardi’s is a subsidiary of Safeway, Inc.. As an investment option the Plan allows for the investment in Safeway, Inc. stock.

5.	TAX STATUS

The IRS has determined and informed the Company by a letter dated July 22, 1995 that the Plan is designed in accordance with applicable sections of the Internal Revenue Code (“IRC”). Although the Plan has been amended since receiving the determination letter, the Plan administrator and the Plan’s tax counsel believe that the Plan is designed and is currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements. A request for an updated determination letter was filed with the IRS on January 30, 2002.

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GENUARDI’S FAMILY MARKETS, L.P.
RETIREMENT SAVINGS PLAN (FORMALLY GENUARDI’S FAMILY
MARKETS, INC. RETIREMENT SAVINGS PLAN)

SCHEDULE H, ITEM 4i — SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
DECEMBER 31, 2001

		Current
Identity of Issue	Description of Investment	Value

Vanguard Group of Investment Companies, Inc.	Vanguard Windsor II Fund	$7,586,286
Vanguard Group of Investment Companies, Inc.	Vanguard Wellington Fund	7,400,970
Vanguard Group of Investment Companies, Inc.	Vanguard 500 Index Fund	8,498,849
*PNC	PNC Investment Contract Fund	2,435,576
*PNC	BlackRock Small Cap Growth Equity Portfolio	3,831,174
Janus	Janus Adviser International Fund	535,879
Invesco	Invesco Growth Fund - Class K	616,417
American Funds	Bond Fund of America	280,334
*Safeway, Inc.	Safeway, Inc. Stock Fund	19,615
*Safeway, Inc.	Safeway, Inc. Stock Liquidity Fund	3,453
*Participant loans	Loan Fund interest rate: prime + 1% (range 6.00% to 10.50%), with maturities no greater than 15 year	1,333,487

Total		$32,542,040

*Indicates party-in-interest to the Plan.